Exhibit 99.1

News

Intersections Inc. Reports First Quarter 2013 Earnings and Declares Quarterly Cash Dividend

CHANTILLY, Va.--(BUSINESS WIRE)--May. 9, 2013-- Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended March 31, 2013. Revenue for the quarter ended March 31, 2013 was $81.7 million, as compared to $90.2 million for the quarter ended March 31, 2012. Consolidated adjusted EBITDA before share related compensation and non-cash impairment charges for the quarter ended March 31, 2013 was $9.9 million, compared to $16.3 million for the quarter ended March 31, 2012. Net income for the quarter ended March 31, 2013 was $2.2 million, as compared to $6.2 million for the quarter ended March 31, 2012. Cash flow provided by operations for the quarter ended March 31, 2013 was $3.8 million. Diluted earnings per share decreased to $0.12 for the quarter ended March 31, 2013, from $0.33 for the quarter ended March 31, 2012. As of March 31, 2013, we had a cash balance of $20.0 million and $30.0 million of available borrowings under our revolving credit facility.

In addition, our Board of Directors has declared an ordinary cash dividend of $0.20 per share of common stock payable on June 7, 2013 to shareholders of record as of May 29, 2013. This represents our 12th consecutive ordinary quarterly dividend. Based on the closing price on May 8, 2013 of $9.83 per share, our quarterly cash dividend represents an effective annual dividend yield of 8.1%.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, "We are pleased with the progress we made in the first quarter in advancing our consumer direct marketing business and nurturing our diversified business investments, as well as with the performance of our financial institution business in a challenging market environment. We believe we are on track to develop a stronger, more diversified company in the years to come."

First Quarter 2013 Financial Highlights:

•	Total subscribers decreased to approximately 4.2 million compared to 4.5 million as of December 31, 2012, approximately 377 thousand of whom remain in a non-billable status.

•	Total consolidated revenue for the first quarter of 2013 was $81.7 million compared to $90.2 million for the first quarter of 2012.

•	Consolidated net income for the quarter ended March 31, 2013 was $2.2 million, or $0.12 per diluted share, compared to $6.2 million, or $0.33 per diluted share, for the quarter ended March 31, 2012.

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Net income for the first quarter of 2013 was negatively impacted by an aggregate of approximately $1.3 million in pre-tax expenses for severance, an expense associated with warrants we exercised in our long-term investment in White Sky, and a non-cash valuation allowance on an existing deferred tax asset.

•	Consolidated cash flow provided by operations for the quarter ended March 31, 2013 was approximately $3.8 million.

For additional commentary on Intersections' first quarter 2013 results, please click on the 1st Quarter 2013 presentation link under the "Investor & Media" page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business. These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP. Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements." Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer identity risk management services. Intersections provides various levels of service to more than 7.7 million consumers. Those services are offered through North America's leading financial institutions and directly to consumers under Intersections' award-winning Identity Guard® brand. Since 1996, Intersections has protected the identities of more than 35 million consumers.

Source: Intersections Inc.

Intersections Inc.
Eric Miller, 703-488-6100
intxinvestorrelations@intersections.com